Exhibit 10.4

DATED: March 23, 2017

INSPIRED GAMING (UK) LIMITED	(1)
and
STEWART BAKER	(2)

EMPLOYMENT CONTRACT

PARTIES

(1)	Inspired Gaming (UK) Limited incorporated and registered in England and Wales with company number 03565640 whose registered office is at 3 The Maltings, Wetmore Road, Burton On Trent, Staffordshire, DE14 1SE (Company).

(2)	The Employee as per Schedule 1 (“You”).

AGREED TERMS

1.           INTERPRETATION

1.1	The definitions and rules of interpretation in this clause 1 apply in this agreement.

Capacity: as agent, consultant, director, employee, owner, partner, shareholder or in any other capacity.

Commencement Date: See Schedule 1.

Confidential Information: information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) relating to the business, products, affairs and finances of the Company or any Group Company for the time being confidential to the Company or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of the Company or of any Group Company or any of their suppliers, clients, customers, agents, distributors, shareholders or management such as price lists, rental lists, terms of business, customer details and locations that you create, develop, receive or obtain in connection with the Employment, whether or not such information (if in anything other than oral form) is marked confidential.

Copies: copies or records of any Confidential Information in whatever form (including, without limitation, in written, oral, visual or electronic form or on any magnetic or optical disk or memory and wherever located) including, without limitation, extracts, analysis, studies, plans, compilations or any other way of representing or recording and recalling information which contains, reflects or is derived or generated from Confidential Information.

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Employment: your employment by the Company on the terms of this agreement.

Employment IPRs: Intellectual Property Rights created by you in the course of your employment with the Company (whether or not during working hours or using the premises or resources of the Company) including but not limited to any rights related to gambling and lottery services, server-based gaming, virtual sports betting, electronic table gaming, licensing of gaming software, sale, rental and lease of gaming machines and equipment, provision of betting and lottery content, video lottery terminals, ticket dispensing apparatus and distribution of betting and lottery content online or via mobile, remote and field support related to the provision of the aforementioned and anything ancillary which is materially similar to such goods and services.

Employment Inventions: any Invention which is made wholly or partially by you at any time during the course of your employment with the Company (whether or not during working hours or using premises or resources or the Company, and whether or not recorded in material form).

Garden Leave: any period during which the Company has exercised its rights under clause 16.

Group Company: the Company, any company of which it is a Subsidiary (its holding company) and any Subsidiaries of the Company or of any such holding company.

Incapacity: any sickness, injury or other medical disorder or condition which prevents you from carrying out your duties.

Intellectual Property Rights: patents, rights to inventions, copyright and related rights, trade marks, trade names and domain names, rights in get-up, rights in goodwill or to sue for passing off, unfair competition rights, rights in designs, rights in computer software, database rights, topography rights, rights in confidential information (including know-how and trade secrets) and any other intellectual property rights, in each case whether registered or unregistered and including all applications (or rights to apply) for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection which subsist or will subsist now or in the future in any part of the world.

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Invention: any invention, idea, discovery, development, improvement or innovation, whether or not patentable or capable of registration, and whether or not recorded in any medium.

Pre-Contractual Statement: any undertaking, promise, assurance, statement, representation, warranty or understanding (whether in writing or not) of any person (whether party to this agreement or not) relating to your employment under this agreement other than as expressly set out in this agreement or any documents referred to in it.

Restricted Business: the business of gambling and lottery services, server-based gaming, virtual sports betting, electronic table gaming, licensing of gaming software, sale, rental and lease of gaming machines and equipment, provision of betting and lottery content, video lottery terminals, ticket dispensing apparatus and distribution of betting and lottery content online or via mobile, remote and field support and development related to the provision of the aforementioned and anything ancillary which is materially similar to such goods and services and any other business of the Company from time to time or those parts of the business of the Company and any Group Company with which you were involved to a material extent in the six months before Termination.

Restricted Customer: any firm, company or person who, during the six month(s) before Termination, was a customer or prospective customer of or was in the habit of dealing with the Company or any Group Company with whom you had contact or management responsibility for or about whom you became aware or informed in the course of your Employment or regarding whom you had access to confidential information.

Restricted Person: anyone employed or engaged by the Company or any Group Company at a management level or in a sales, business development, finance, IT operations or development role who could materially damage the interests of the Company or any Group Company if they left their employment or were involved in any Capacity in any business concern which competes with any Restricted Business and with whom you dealt or had personal contact within the six month(s) before Termination in the course of your employment but excluding anyone employed solely in an administrative, clerical or unskilled manual role.

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Staff Handbook: the staff handbook of the Company as amended from time to time.

Subsidiary and Holding Company: mean a "subsidiary" and "holding company" as defined in section 1159 of the Companies Act 2006 and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c) as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) a nominee.

Termination: the termination (including the termination date) of your Employment with the Company however caused.

1.2	The headings in this agreement are inserted for convenience only and shall not affect its construction.

1.3	A reference to a particular law is a reference to it as it is in force for the time being taking account of any amendment, extension, or re-enactment and includes any subordinate legislation for the time being in force made under it.

1.4	Unless the context otherwise requires, a reference to one gender shall include a reference to the other genders.

1.5	Unless the context otherwise requires, words in the singular include the plural and in the plural include the singular.

1.6	The schedules to this agreement form part of (and are incorporated into) this agreement.

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2.	TERM OF APPOINTMENT

2.1	Your Employment commenced on the Commencement Date and shall continue, subject to the remaining terms of this agreement, until terminated by either party giving the other not less than the notice period specified in Schedule 1. Your date of commencement of continuous Employment, if different is as stated in Schedule 1.

2.2	Probationary Period. There is no probationary period in this employment

3.	EMPLOYEE WARRANTIES

3.1	You represent and warrant to the Company that, by entering into this agreement or performing any of your obligations under it, you will not be in breach of any court order or any express or implied terms of any contract or other obligation binding on you and you undertake to indemnify the Company against any claims, costs, damages, liabilities or expenses which the Company may incur as a result if you are in breach of any such obligations.

3.2	You also warrant and represent that you are entitled to work in the United Kingdom without any additional approvals and will notify the Company immediately if you cease to be so entitled during the Employment.

4.	DUTIES

4.1	You shall serve the Company in the role detailed in Schedule 1 or such other role and with such duties as the Company considers appropriate from time to time.

4.2	During your Employment you shall:

(a)	unless prevented by Incapacity, devote the whole of your time, attention and abilities to the business of the Company (and any Group Company) as required;

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(b)	faithfully and diligently exercise such powers and perform such duties as may from time to time be assigned to you;

(c)	comply with all reasonable and lawful directions given to you;

(e)	report your own wrongdoing and any wrongdoing or proposed wrongdoing of any other employee or director of any Group Company to the HR director or General Counsel immediately on becoming aware of it;

(f)	use your best endeavours to promote, protect, develop and extend the business of the Company; and

(g)	consent to the Company monitoring and recording any electronic communications or other systems the Company has for the purpose of ensuring that any rules the Company has are being complied with or for any other legitimate business purpose.

4.3	You shall comply with any and all anti-corruption, conflict of interest, hospitality and gifts and bribery policy(ies) and related procedures of the Company at all times.

4.4	You shall comply with any rules, policies and procedures set out in the Staff Handbook a copy of which is available from HR and has been given to you (and is also available on the Company intranet). The Staff Handbook does not form part of this agreement and the Company may amend it at any time. To the extent that there is any conflict between the terms of this agreement and the Staff Handbook, this agreement shall prevail.

4.5	All documents, manuals, hardware and software provided for your use by the Company, and any data or documents (including copies) produced, maintained or stored on the computer systems of the Company or other electronic equipment (including mobile phones), remain the property of the Company.

4.6	As a global business, the Group is obliged to comply with the gaming laws in all territories and jurisdictions in which the Group operates (and is regulated by) from time to time. You have a duty to comply with all relevant gaming laws and to keep your manager informed if you are aware of any other employee having breached any of these laws and/or regulations.

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5.	PLACE OF WORK

5.1	Your normal place of work is as detailed in Schedule 1 or such other place on a temporary or permanent basis as the Company may reasonably require.

5.2	You agree to travel on any business of the Company (both within the United Kingdom or abroad) as may be required for the proper performance of your duties.

5.3	Unless expressly stated otherwise in Schedule 1 during the Employment you shall not be required to work outside the United Kingdom for any continuous period of more than one month.

6.	HOURS OF WORK

6.1	Your normal working hours shall be as detailed in Schedule 1 together with such additional hours as are necessary for the proper performance of your duties including varied shifts, nights and weekend work where required. You acknowledge that you shall not receive further remuneration in respect of additional hours unless expressly agreed in writing in advance.

7.	SALARY

7.1	You shall be paid an initial salary as detailed in Schedule 1.

7.2	Your salary shall accrue from day to day and be payable monthly in arrears on or about the 1st working day of the following month directly into your bank or building society. Where the 1st is a weekend or bank holiday you will be paid on the Friday before the weekend/bank holiday.

7.3	Your salary may be reviewed annually, the first such review to take place not less than one year after Commencement at the time of any Company-wide review (usually early in the calendar year). The Company is under no obligation to award an increase following a Salary review. There will be no review of the Salary after notice has been given by either party to terminate the Employment.

7.4	The Company may deduct from the salary any money owed to any Group Company by the Employee.

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8.	EXPENSES

8.1	The Company shall reimburse (or procure the reimbursement of) all reasonable expenses wholly, properly and necessarily incurred in the course of your Employment, subject to production of VAT receipts or other appropriate evidence of payment and the policies of the Company on expenses as communicated to you from time to time and/or as set out in the Staff Handbook.

8.2	Any credit card supplied by the Company shall be used only for expenses incurred by you in the course of the Employment.

9.	HOLIDAYS

9.1	You shall be entitled to the number of days' paid holiday in each holiday year set out in Schedule 1. The holiday year of the Company runs between 1st January and 31st December. If the Employment commences or terminates part way through a holiday year, your entitlement during that holiday year shall be calculated on a pro-rata basis.

9.2	Holiday shall be taken at such time or times as shall be approved in advance by your manager. You shall not without the consent of your manager carry forward any accrued but untaken holiday entitlement to a subsequent holiday year.

9.3	You shall have no entitlement to payment in lieu of accrued but untaken holiday except on termination. The amount of such payment in lieu shall be 1/260th of your (full-time equivalent) salary for each untaken day of the entitlement for the holiday year in which Termination takes place. No days may be carried forward from the preceding holiday year for this purpose.

9.4	If on Termination you have taken in excess of your accrued holiday entitlement, the Company shall be entitled to recover from you by way of deduction from any payments due to you, or otherwise, one day's pay calculated at 1/260th of the (full-time equivalent) salary for each excess day.

9.5	If either party has served notice to terminate the Company may require you to take any accrued but unused holiday entitlement during the notice period. Any accrued but unused holiday entitlement shall be deemed to be taken during any period of Garden Leave.

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10.	INCAPACITY

10.1	Subject to your compliance with the sickness absence procedures of the Company (as amended from time to time), if you continue to receive payment and benefits (other than statutory sick pay) during any period of absence due to Incapacity this is entirely at the discretion of the Company. Any indicative potential entitlements are included in Schedule 1 and any payments shall be inclusive of any statutory sick pay due in accordance with applicable legislation in force at the time of absence.

10.2	If your pay during any period of Incapacity is reduced or you are paid SSP only, the level of contributions in respect of your membership of the Inspired Gaming Group Pension Scheme may continue, subject to the relevant pension scheme rules in force at the time of absence.

10.3	You agree to consent to medical examinations (at the expense of the Company) by a doctor nominated by the Company should the Company so require. You agree that any report produced in connection with any such examination may be disclosed to the Company and the Company may discuss the contents of the report with the relevant doctor.

10.4	If the Incapacity is or appears to be occasioned by actionable negligence, nuisance or breach of any statutory duty on the part of a third party in respect of which damages are or may be recoverable, you shall immediately notify HR of that fact and of any claim, compromise, settlement or judgment made or awarded in connection with it and all relevant particulars that the Company may reasonably require. You shall, if required, refund to the Company that part of any damages or compensation recovered relating to the loss of earnings for the period of the Incapacity as the Company may reasonably determine less any costs borne in connection with the recovery of such damages or compensation, provided that the amount to be refunded shall not exceed the total amount paid to you by the Company in respect of the period of Incapacity.

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10.5	The rights of the Company to terminate your Employment under the terms of this agreement apply even when such termination would or might cause you to forfeit any entitlement to sick pay, insurance or other benefits.

11.	OUTSIDE INTERESTS

11.1	Subject to clause 11.2, during your employment you shall not, except as a representative of the Company or with prior written approval, whether paid or unpaid, be directly or indirectly engaged, concerned or have any financial interest in any Capacity in any other business, trade, profession or occupation (or the setting up of any business, trade, profession or occupation).

11.2	Notwithstanding clause 11.1, you may hold an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company (whether or not it is listed or dealt in on a recognised stock exchange) where such company does not carry on a business similar to or competitive with any business for the time being carried on by any Group Company.

11.3	You agree to disclose to the Company any matters relating to your spouse or civil partner (or anyone living as such), children or parents which may, in the reasonable opinion of the Company, be considered to interfere, conflict or compete with the proper performance of your obligations under this agreement.

12.	CONFIDENTIAL INFORMATION

12.1	Without prejudice to your common law duties, you shall not (except in the proper course of your duties, as authorised or required by law or as authorised by senior management, either during your Employment or at any time after Termination (howsoever arising)):

(a)	use any Confidential Information; or
(b)	make or use any Copies; or
(c)	disclose any Confidential Information to any person, company or other organisation whatsoever.

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12.2	The restriction in clause 12.1 does not apply to any Confidential Information which is or becomes in the public domain other than through unauthorised disclosure by you.

12.3	You shall be responsible for protecting the confidentiality of the Confidential Information and shall:

(a)	use your best endeavours to prevent the use or communication of any Confidential Information by any person, company or organisation (except in the proper course of his duties, as required by law or as authorised by the Company; and
(b)	inform the Company immediately upon becoming aware, or suspecting, that any such person, company or organisation knows or has used any Confidential Information.

12.4	All Confidential Information and Copies shall be the property of the Company and shall be handed over to HR or other nominated person by you on Termination, or at the request of the Company, at any time during your Employment.

13.	INTELLECTUAL PROPERTY

13.1	You shall give the Company full written details of all Inventions and of all works embodying Intellectual Property Rights made wholly or partially by you at any time during the course of your Employment which relate to, or are capable of being used in, the business of any Group Company. You acknowledge that all Intellectual Property Rights subsisting (or which may in the future subsist) in all such Inventions and works shall automatically, on creation, vest in the Company absolutely. To the extent that they do not vest automatically, you hold them on trust for the Company. You agree promptly to execute all documents and do all acts as may, in the opinion of the Company, be necessary to give effect to this clause 13.1.

13.2	You hereby irrevocably waive all moral rights under the Copyright, Designs and Patents Act 1988 (and all similar rights in other jurisdictions) which you have or will have in any existing or future works referred to in clause 13.1.

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13.3	You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the benefit of this clause 13. You acknowledge in favour of a third party that a certificate in writing signed by the Company that any instrument or act falls within the authority conferred by this clause 13 shall be conclusive evidence that such is the case.

13.4	Any additional Intellectual Property provisions are contained in Schedule 3.

14.	PAYMENT IN LIEU OF NOTICE

14.1	Notwithstanding clause 2, the Company may, in its sole and absolute discretion, terminate the Employment at any time and with immediate effect by paying a sum in lieu of notice (Payment in lieu) equal to the basic salary (as at Termination) which you would have been entitled to receive under this agreement during the notice period referred to in Schedule 1 (or, if notice has already been given, during the remainder of the notice period) less income tax and National Insurance contributions. For the avoidance of doubt, the Payment in lieu shall not include any element in relation to:

(a)	any bonus or commission payments that might otherwise have been due during the period for which the Payment in lieu is made;

(b)	any payment in respect of benefits which you would have been entitled to receive during the period for which the Payment in lieu is made; and

(c)	any payment in respect of any holiday entitlement that would have accrued during the period for which the Payment in lieu is made.

14.2	You shall have no right to receive a Payment in lieu unless the Company has exercised its discretion in clause 14.1. Nothing in this clause 14 shall prevent the Company from terminating your Employment in breach.

15.	TERMINATION WITHOUT NOTICE

15.1	The Company may also terminate your Employment with immediate effect without notice and with no liability to make any further payment to you (other than in respect of amounts accrued due at the date of Termination) if you:

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(a)	are guilty of any gross misconduct whether directly affecting the business of any Group Company or otherwise; or

(b)	commit any serious or repeated breach or non-observance of any of the provisions of this agreement or refuses or neglects to comply with any reasonable and lawful directions; or

(c)	are, in the reasonable opinion of the Company, grossly negligent and/or incompetent in the performance of your duties; or

(d)	are declared bankrupt or make any arrangement with or for the benefit of his creditors or has a county court administration order made against him under the County Court Act 1984; or

(e)	are convicted of any criminal offence (including, potentially, any traffic offence; or

(f)	cease to hold any professional qualification required as per Schedule 1; or

(g)	become of unsound mind (which includes lacking capacity under the Mental Capacity Act 2005), or a patient under any statute relating to mental health; or

(h)	cease to be eligible to work in the United Kingdom; or

(i)	are guilty of any fraud or dishonesty or act or fail to act in any other manner which in the opinion of the Company brings or is likely to or could bring any Group Company into disrepute or is materially adverse to the interests of any Group Company; or

(j)	breach the Gambling Act or any other gaming legislation whether in the UK or in other territories in which the Group operates and/or any associated licence conditions or codes of practice; or

(k)	are guilty of a serious breach of any rules issued by the Company from time to time (including regarding its electronic communications systems).

15.2	The rights of the Company under clause 15.1 are without prejudice to any other rights that it might have at law to terminate the Employment or to accept any breach of this agreement by you as having brought the agreement to an end. Any delay by the Company in exercising it rights to terminate shall not constitute a waiver thereof.

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16.	GARDEN LEAVE

16.1	Following service of notice to terminate being given by either party, or if you purport to Terminate the Employment in breach of contract, the Company may by written notice place you on Garden Leave for the whole or part of the remainder of your Employment.

16.2	During any period of Garden Leave:

(a)	The Company shall be under no obligation to provide any work to you and may revoke any powers you hold on behalf of the Company or any Group Company;

(b)	The Company may require you to carry out alternative duties or to only perform such specific duties as are expressly assigned to you, at such location (including your home) as the Company may decide;

(c)	You shall continue to receive your basic salary and all contractual benefits in the usual way and subject to the terms of any benefit arrangement;

(d)	You shall remain an employee of the Company and bound by the terms of this agreement;

(e)	You shall ensure that your manager and HR know where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

(f)	The Company may exclude you from any premises of any Group Company; and

(g)	The Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of any Group Company.

17.	OBLIGATIONS UPON TERMINATION

17.1	On Termination (however arising) or, if earlier, at the start of a period of Garden Leave following the service of notice or Termination, purported or otherwise, by you, you shall:

(a)	subject to clause 17.2 if applicable, immediately deliver to the Company all documents, books, materials, records, correspondence, papers and information (on whatever media and wherever located) relating to the business or affairs of any Group Company or their business contacts, any keys, credit card and any other property of any Group Company including any car or other asset provided to you, which is in your possession or under your control;

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(b)	irretrievably delete any information relating to the business of any Group Company stored on any magnetic or optical disk or memory and all matter derived from such sources which is in your possession or under your control outside the premises of the Company; and

(c)	provide a signed statement that you have complied fully with your obligations under this clause 17.1 together with such reasonable evidence of compliance as the Company may request.

17.2	Where you have been placed on Garden Leave you shall not be required by clause 17.1 to return until the end of the Garden Leave period any property provided to you as a contractual benefit for personal use.

17.3	You hereby irrevocably appoint the Company to be your attorney to execute and do any such instrument or thing and generally to use your name for the purpose of giving the Company or its nominee the full benefit of clause 17.1(a).

17.4	On Termination however arising you shall not be entitled to any compensation for the loss of any rights or benefits under any share option, bonus, long-term incentive plan or other profit sharing scheme, if any, operated by any Group Company in which you may participate.

17.5	You will comply with the part termination restrictions contained in Schedule 2.

18.	DISCIPLINARY AND GRIEVANCE PROCEDURES

18.1	You are subject to the disciplinary and grievance procedures of the Company, copies of which are available from HR. These procedures do not form part of your contract of employment.

18.2	If you want to raise a grievance, you may apply in writing to HR in accordance with the grievance procedure of the Company.

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18.3	If you wish to appeal against a disciplinary or grievance decision you may apply in writing to HR in accordance with the procedure of the Company.

18.4	The Company may suspend you from any or all of your duties where appropriate during any period in which the Company is investigating any disciplinary, grievance or other matter.

18.5	During any period of suspension:

(a)	you shall continue to receive your basic salary and all contractual benefits in the usual way;

(b)	you shall remain an employee of the Company and bound by the terms of this agreement;

(c)	you shall ensure that HR knows where you will be and how you can be contacted during each working day (except during any periods taken as holiday in the usual way);

(d)	the Company may exclude you from your place of work or any other premises of the Company or any Group Company; and

(e)	the Company may require you not to contact or deal with (or attempt to contact or deal with) any officer, employee, consultant, client, customer, supplier, agent, distributor, shareholder, adviser or other business contact of the Company or any Group Company.

19.	PENSIONS

19.1	You will be auto enrolled into the Inspired Gaming Group Flexible Retirement pension scheme of the Company (or such other, if any, registered pension scheme as you may be invited participate in as may be established by the Company (Scheme(s)) subject to the rules of the Scheme(s) and the tax reliefs and exemptions available from HM Revenue & Customs, in both cases as amended from time to time. Full details of your entitlements, if any, are in Schedule 1 and full details of the Scheme(s) are available from HR. Contributions made into the Flexible Retirement pension scheme will be made via salary exchange. Further details on salary exchange are available from the HR Department.

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19.2	You shall pay such contributions to the Scheme as may be required by the rules of the Scheme as amended from time to time.

19.3	Subject to the statutory minimum and HM Revenue & Customs requirements the Company may vary the Scheme at any time.

19.4	A contracting-out certificate is not in force in respect of your Employment.

20.	DATA PROTECTION

20.1	You confirm that you have read and understand the data protection policy of the Company, a copy of which is available from HR. The Company is entitled to make changes to its data protection policy, but will notify employees in writing of any such changes.

20.2	You shall comply with the data protection policy when processing personal data in the course of employment including personal data relating to any employee, customer, client, supplier or agent of any Group Company.

20.3	You consent to any Group Company processing data relating to you for legal, personnel, administrative and management purposes and in particular to the processing of any sensitive personal data (as defined in the Data Protection Act 1998) relating to you, including, as appropriate:

(a)	information about your physical or mental health or condition in order to monitor sick leave and take decisions as to your fitness for work; or

(b)	your racial or ethnic origin or religious or similar information in order to monitor compliance with equal opportunities legislation; or

(c)	information relating to any criminal proceedings in which you have been involved for insurance purposes and in order to comply with legal requirements and obligations to third parties.

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20.4	The Company may make such information available to any Group Company, those who provide products or services to any Group Company (such as advisers and payroll administrators), regulatory authorities, potential or future employers, governmental or quasi-governmental organisations and potential purchasers of the Company or the business in which you work.

20.5	You consent to the transfer of such information to the business contacts of any Group Company outside the European Economic Area in order to further their business interests even where the country or territory in question does not maintain adequate data protection standards.

21.	COLLECTIVE AGREEMENTS

21.1	There is no collective agreement which directly affects your Employment.

22.	RECONSTRUCTION AND AMALGAMATION

22.1	If your Employment is terminated at any time by reason of any reconstruction or amalgamation of any Group Company, whether by winding up or otherwise, and you are offered employment with any concern or undertaking involved in or resulting from the reconstruction or amalgamation on terms which (considered in their entirety) are no less favourable to any material extent than the terms of this agreement, you shall have no claim against the Company or any other undertaking arising out of or connected with such termination.

22.2	You consent to the transfer of your Employment under this agreement to an Associated Employer at any time during your Employment.

23.	NOTICE

23.1	A notice given to a party under this agreement shall be in writing in the English language and signed by or on behalf of the party giving it. It shall be delivered by hand or sent to the party at the address or fax number given in this agreement or as otherwise notified in writing to the other party.

23.2	Any such notice shall be deemed to have been received:

(a)	if delivered by hand, at the time the notice is left at the address or given to the addressee; or

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(b)	in the case of pre-paid first class UK post or other next working day delivery service, at 9.00 am two business days after posting or at the time recorded by the delivery service; or

(c)	in the case of fax, at the time of transmission.

23.3	A notice shall have effect from the earlier of its actual or deemed receipt by the addressee. For the purpose of calculating deemed receipt:

(a)	all references to time are to local time in the place of deemed receipt; and

(b)	if deemed receipt would occur on a Saturday or Sunday or a public holiday when banks are not open for business, deemed receipt is at 9.00 am on the next business day.

23.4	A notice required to be given under this agreement shall not be validly given if sent by e-mail.

23.5	This clause does not apply to the service of any proceedings or other documents in any legal action.

24.	ENTIRE AGREEMENT

24.1	This agreement (and any document referred to in it) constitutes the whole agreement between the parties (and in the case of the Company, as agent for any Group Companies) and supersedes any previous arrangement, understanding or agreement between them relating to the subject matter of this agreement.

24.2	Each party warrants to the other parties that, in entering into this agreement (and any document referred to in it), it does not rely on any statement, representation, assurance or warranty of any person (whether a party to this agreement or not) other than as expressly set out in this agreement (or those documents).

24.3	Each party agrees and undertakes to the other parties that the only rights and remedies available to it arising out of or in connection with this agreement or its subject matter shall be solely for breach of contract, in accordance with the provisions of this agreement.

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24.4	Nothing in this clause 25 shall limit or exclude any liability for fraud.

25.	VARIATION

No variation of this agreement shall be effective unless it is in writing and notified to you. Any material adverse changes will normally need to be signed by the parties (or their authorised representatives).

26.	COUNTERPARTS

This agreement may be executed in any number of counterparts, each of which, when executed and delivered, shall be an original, and all the counterparts together shall constitute one and the same instrument.

27.	THIRD PARTY RIGHTS

No person other than a party to this agreement or a Group Company may enforce any of its terms.

28.	GOVERNING LAW

28.1	This agreement and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

28.2	The parties irrevocably agree to submit to the exclusive jurisdiction of the courts of England and Wales over any claim or matter arising under or in connection with this agreement or its subject matter or formation (including non-contractual disputes or claims).

This agreement has been entered into on the date stated at the beginning of this agreement.

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Signed by for and on behalf of Inspired Gaming (UK) Limited	/s/ Steven Holmes

Signed by the Employee	/s/ Stewart Baker

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SCHEDULE 1

Personal Employment Terms

Stewart Baker, whose address is at 12 Hobson Drive, Spondon, Derby, DE21 7TU (Employee).

Job title:	Chief Financial Officer

Reporting to:	Luke Alvarez

Place of work:	Burton

Normal Hours:	37.50 per week

Date of commencement:	22nd September 2014

Salary:	£160,000 per annum

Pension:	Inspired Gaming Group Flexible Retirement Plan with 15% Employer Contribution

Holiday Entitlement:	25 days per annum plus Statutory Bank Holidays

Notice:	You are required to give twelve months’ notice of termination of employment to the Company.
The Company is required to give twelve months’ notice and, in any event not less than one week’s notice for each completed year of service subject to a maximum of 12 weeks’ notice.

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SCHEDULE 2

Post-Termination Restrictions

1.	In order to protect the Confidential Information, trade secrets and business connections of the Company and each Group Company to which you have access as a result of your Employment, you covenant with the Company (for itself and as trustee and agent for each Group Company) that you shall not:

(a)	for 12 month(s) after Termination solicit or endeavour to entice away from the Company or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business; or

(b)	for 12 month(s) after Termination in the course of any business concern which is in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Company or any Group Company any Restricted Person; or

(c)	for 12 month(s) after Termination, be involved in any Capacity with any business concern which is (or intends to be) in competition with any Restricted Business; or

(d)	for 12 month(s) after Termination, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is in competition with any Restricted Business; or
(e)	at any time after Termination, represent yourself as connected with the Company or any Group Company in any Capacity; or

(f)	for 12 months after Termination have any dealings with any supplier, partner; or other business doing business with the Company or any Group Company such that these dealings do or could cause such other entity to materially adversely affect the terms of business which they have with the Company or any other Group Company.

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2.	None of the restrictions in clause 1 of this Schedule shall prevent you from:

(a)	holding an investment by way of shares or other securities of not more than 5% of the total issued share capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

(b)	being engaged or concerned in any business concern insofar as your duties or work shall relate solely to geographical areas where (i) you have had no dealings, (ii) you have had no responsibility, or (iii) about which you have had no Confidential Information in the 12 months before Termination or the business concern is not in competition with any Restricted Business; or

(c)	being engaged or concerned in any business concern, provided that your duties or work shall relate solely to services or activities of a kind with which you were not concerned to a material extent and did not have Confidential Information regarding in the 12 months before Termination.

3.	The restrictions imposed on you by this clause apply to you acting in any Capacity:

(a)	directly or indirectly; and

(b)	on your own behalf or on behalf of, or in conjunction with, any firm, company or person.

4.	The periods for which the restrictions in clause 1 apply shall be reduced by any period that you spend on Garden Leave immediately before Termination.

5.	If you receive an offer to be involved in a business concern in any Capacity during your Employment, or before the expiry of the last of the covenants in this clause, you shall give the person making the offer a copy of this clause and shall tell the Company the identity of that person as soon as possible after accepting the offer.

6.	The Company and you entered into the restrictions in this clause having had the opportunity to be separately legally advised.

7.	Each of the restrictions in this clause are intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

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8.	You will, at the request and expense of the Company, enter into a separate agreement with any Group Company in which you agree to be bound by restrictions corresponding to those restrictions in this clause (or such of those restrictions as the Company deems appropriate) in relation to that Group Company.

SCHEDULE 3

Intellectual Property

1	INTELLECTUAL PROPERTY

1.1	The definitions and rules of interpretation in the contract of employment apply in this Schedule.

1.2	You acknowledge that all Employment IPRs, Employment Inventions and all materials embodying them shall automatically belong to the Company to the fullest extent permitted by law. To the extent that they do not vest in the Company automatically, you hold them on trust for the Company.

1.3	You acknowledge that, because of the nature of your duties and the particular responsibilities arising from the nature of your duties, you have, and shall have at all times while you are employed by the Company, a special obligation to further the interests of the Company.

1.4	To the extent that legal title in any Employment IPRs or Employment Inventions does not vest in the Company by virtue of clause 1.2, you agree, immediately on creation of such rights and Inventions, to offer them to the Company in writing. You agree that the provisions of this clause 1 shall apply to all Employment IPRs and Employment Inventions offered to the Company under this clause 1.4 until such time as the Company has agreed in writing that you may offer them for sale to a third party.

1.5	You agree

(a)	to give the Company full written details of all Employment Inventions which relate to or are capable of being used in the business of any Group Company promptly on their creation;

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(b)	at the Company’s request and in any event on the termination of your employment to give to the Company all originals and copies of correspondence, documents, papers and records on all media which record or relate to any of the Employment IPRs;

(c)	not to attempt to register any Employment IPR nor patent any Employment Invention unless requested to do so by the Company; and

(d)	to keep confidential each Employment Invention unless the Company has consented in writing to its disclosure by you.

1.6	You waive all your present and future moral rights which arise under the Copyright Designs and Patents Act 1988, and all similar rights in other jurisdictions relating to any copyright which forms part of the Employment IPRs, and agree not to support, maintain or permit any claim for infringement of moral rights in such copyright works.

1.7	You acknowledge that, except as provided by law, no further remuneration or compensation other than that provided for in this agreement is or may become due to you in respect of your compliance with this clause. This clause is without prejudice to your rights under the Patents Act 1977.

1.8	You undertake to use your best endeavours to execute all documents and do all acts both during and after your employment by the Company as may, in the opinion of the Company, be necessary or desirable to vest the Employment IPRs in the Company, to register them in the name of the Company and to protect and maintain the Employment IPRs and the Employment Inventions. Such documents may, at the Company’s request, include waivers of all and any statutory moral rights relating to any copyright works which form part of the Employment IPRs. The Company agrees to reimburse your reasonable expenses of complying with this Schedule.

1.9	You agree to give all necessary assistance to the Company to enable it to enforce its Intellectual Property Rights against third parties, to defend claims for infringement of third party Intellectual Property Rights and to apply for registration of Intellectual Property Rights, where appropriate throughout the world, and for the full term of those rights.

1.10	You hereby irrevocably appoint the Company to be your attorney in your name and on your behalf to execute documents, use your name and do all things which are necessary or desirable for the Company to obtain for itself or its nominee the full benefit of this clause. You acknowledge that a certificate in writing, signed by any director or the secretary of the Company, that any instrument or act falls within the authority conferred by this agreement shall be conclusive evidence that such is the case so far as any third party is concerned.

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